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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated March 5, 2003 included in this Form 10-K, into the Company's previously filed Form S-8 Registration Statements, Registration Nos. 33-43105, 33-51954, 333-36633, 333-36661, 333-36725, 333-46974 and 333-65120.

Our report contains an explanatory paragraph relating to the fact that the financial statements of The Bon-Ton Stores, Inc. and subsidiaries as of February 2, 2002, and for each of the fiscal years in the two-year period then ended, were audited by other auditors who have ceased operations. As described in Note 2, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted as of February 3, 2002. In our opinion, the disclosures for fiscal 2001 and 2000 in Note 2 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the fiscal 2001 and 2000 financial statements of The Bon-Ton Stores Inc. and subsidiaries other than with respect to such adjustments and disclosures, and accordingly, we do not express an opinion or any other form of assurance on the fiscal 2001 and 2000 financial statements taken as a whole.

                                  /s/ KPMG LLP

Philadelphia, PA
April 28, 2003